Exhibit 99.1

Sarcos Technology and Robotics Corporation Appoints Drew Hamer as Chief Financial Officer

SALT LAKE CITY— October 10, 2022—Sarcos Technology and Robotics Corporation (“Sarcos”) (NASDAQ: STRC and STRCW), a leading developer of highly dexterous robotic systems that enhance productivity, improve safety, and bring robots to unstructured and diverse environments, announces the appointment of Drew Hamer as chief financial officer.

Hamer is a proven finance executive with over twenty-five years of financial leadership at public and pre-public technology companies. Hamer joins Sarcos from Velodyne Lidar, where he played a central role in fund raising from strategic investors and guided the company through a public offering. In recognition of his financial leadership at Velodyne Lidar, Hamer was a finalist for the 2021 Bay Area CFO of the Year Award.

Hamer will be responsible for Sarcos’ financial functions including forecasting, budgeting, accounting, audit, treasury, and corporate finance. Hamer will be part of the executive leadership team and will report directly to the chief executive officer.

“We’re thrilled to welcome Drew to the Sarcos family,” said Kiva Allgood, president and CEO, Sarcos. “Drew’s operational and strategic financial expertise is critical as we commercialize our suite of highly dexterous robotic systems and software platforms.”

“I’m excited to join Sarcos at this critical juncture in its growth,” said Hamer. “I look forward to working with the team to capture the incredible opportunity for robotics in unstructured environments.”

Hamer is also a board member of Lightjump Acquisition Corporation (NASDAQ: LJAQ).

Sarcos would like to thank Steve Hansen for his hard work and contributions over the last few years.

For more information on Sarcos and its award-winning product portfolio, please visit www.sarcos.com.

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About Sarcos Technology and Robotics Corporation

Sarcos Technology and Robotics Corporation (NASDAQ: STRC and STRCW) is a leader in industrial robotic systems that augment human performance by combining human intelligence with the strength, endurance, and precision of robotic platforms delivering dexterous robotic solutions for unstructured environments.  Sarcos’ mobile robotic systems include a fleet of teleoperated solutions including the Guardian® XT™, Sapien 6M and Sapien Sea Class. The Guardian® XO®, a full body powered exoskeleton, enhances worker performance by increasing lift capacity while reducing strain to the body. Sarcos’ supervised autonomy platform delivers computer vision and autonomy software for robust situational awareness and insight. Sarcos has two locations, Salt Lake City, Utah and Pittsburgh, PA.  Shares of Sarcos trade on Nasdaq under the ticker symbol STRC and the company’s stock was added to the Russell 2000® index in 2022. For more information, please visit www.sarcos.com.

Investor Contact:

Ben Mimmack

Head of Investor Relations

(801) 419-0438

pr@sarcos.com

ir@sarcos.com